Exhibit 99.1

Personalis Reports Preliminary Fourth Quarter and Full Year 2024 Revenue

Full year revenue of ~$84.6 million represents a 15% year-over-year increase

Cash balance of ~$185.0 million expected to provide runway to cash flow break-even

FREMONT, Calif. – January 7, 2025 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported unaudited preliminary revenue for the fourth quarter and full year ended December 31, 2024 and preliminary cash balance.

Preliminary Full Year 2024 Revenue

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Revenue of approximately $84.6 million for the full year of 2024 compared with $73.5 million for the full year of 2023, an increase of 15%, and above the company’s previous full year guidance range of $83.0 to $84.0 million

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Revenue from pharma tests and services, enterprise sales, and other customers of approximately $77.2 million for the full year of 2024 compared with $64.1 million for the full year of 2023, an increase of 20%, despite revenue from Natera decreasing 20% to approximately $25.4 million for the full year of 2024

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Revenue from population sequencing for the U.S. Department of Veterans Affairs Million Veterans Program (VA MVP) of approximately $7.4 million for the full year of 2024, compared with $9.4 million for the full year of 2023, a decrease of 21%

Preliminary Fourth Quarter Revenue, Cash Balance, and Clinical Volume

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Revenue of approximately $16.8 million for the fourth quarter of 2024 compared with $19.7 million for the fourth quarter of 2023, a decrease of 15%, primarily due to the expected decline in revenue from Natera and the VA MVP

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Revenue from pharma tests and services, enterprise sales, and other customers of approximately $16.6 million for the fourth quarter of 2024 compared with $18.7 million for the fourth quarter of 2023, a decrease of 11%, which includes the expected decrease in revenue from Natera of 41% to approximately $4.2 million for the fourth quarter of 2024

•	Cash, cash equivalents, and short-term investments of approximately $185.0 million as of December 31, 2024; includes the $50 million strategic investment from Merck

•	Delivered 1,441 total molecular tests in the fourth quarter of 2024, an increase of 52% compared with 945 tests delivered in the third quarter of 2024

“In 2024, we grew annual revenue approximately 15% and executed on our key priorities and milestones, setting us up well for 2025,” said Chris Hall, Chief Executive Officer and President. “We ended the year strongly with the execution of a long-term commercial collaboration with Moderna and a strategic investment of $50 million from Merck, endorsing our technology platform and capabilities to support our partners’ initiatives, and providing a pathway to cashflow break-even.”

The above information is preliminary and subject to Personalis’ normal quarter and year-end accounting procedures and external audit by the company’s independent registered public accounting firm. In addition, these preliminary unaudited results are not a comprehensive statement of the company’s financial results for the year ended December 31, 2024, should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of the company’s results for any future period.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ fourth quarter and full year 2024 preliminary revenue and cash position as of December 31, 2024, increased revenue enabling achievement of Personalis’ current or future priorities, milestones and prospects, and the potential for Personalis to achieve cashflow break-even in the future. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from Moderna, Merck, and VA MVP; the success of Personalis’ clinical sales team’s and Tempus AI, Inc.’s sales and marketing efforts; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT platform; the rate of adoption and use of the NeXT platform; the expected benefits of Personalis’ extended collaboration with Moderna; Personalis’ ability to obtain Medicare coverage and reimbursement; and Personalis may opportunistically raise additional capital through equity offerings, debt financings, collaborations, or licensing arrangements. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) on February 28, 2024, as updated by Personalis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 7, 2024, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 6, 2024. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations Contact:

Caroline Corner

investors@personalis.com

646-277-1279

Media:

pr@personalis.com

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